SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) April 4, 2003

CALYPTE BIOMEDICAL CORPORATION.

Exact name of Registrant as specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

000-20985	06-1226727
Commission File No.	I.R.S. Employer Identification

1265 Harbor Bay Parkway, Alameda, CA	94502
Address of principal executive offices	Zip Code

(510) 749-5100

Registrant’s telephone number, including area code

ITEM 5. OTHER EVENTS

The Registrant (the “Company”) on April 4, 2003 filed with the Securities and Exchange Commission a Schedule 14A Preliminary Proxy (the “Proxy”) for its 2003 Annual Meeting of shareholders scheduled for May 20, 2003.

The Proxy seeks shareholder approval for election of the Company’s eight (8) current directors to serve for the ensuing year or until their successors are elected and or appointed, and have been qualified; an amendment to the Company’s Amended and Restated Certificate of Incorporation to obtain shareholder approval for a reverse split of its common stock at a ratio of 1:30; and subject to shareholder approval of the proposal to authorize a reverse split, the Company is also seeking approval to increase the number of authorized shares reserved under certain existing stock purchase and option plans. Specifically, after taking into account a post split of 1:30, the Company is seeking approval to increase its:

•	2000 Equity Incentive Plan (the “Equity Plan”) from 566,666 to 10,000,000 shares;

•	1995 Director Option Plan from 95,000 to 2,000,000 shares;

•	1995 Employee Stock Purchase Plan from 43,333 to 1,000,000 shares.

Additionally, as a part of and in conjunction with the proposal to increase the number of common shares authorized under the Equity Plan, the Company is further requesting approval to increase the annual grant limit to plan participants from 30,000 to 2,500,000 shares of common stock on a post split basis, and to eliminate the limitation that the exercise price of options under the Equity Plan must be a minimum of 85% of the market price of the Company’s common stock on the date of grant so that the option exercise price may be at the discretion of the Company’s Compensation Committee. The issuance of stock options at less than fair market value may result in a charge against future earnings of the Company. The Company is also seeking ratification of the appointment of its independent auditors.

The Company incorporates by reference the information contained in its Preliminary Proxy filed April 4, 2003 on Schedule 14A.

EXHIBITS

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	Alameda, California April 7, 2003

CALYPTE BIOMEDICAL CORPORATION (Registrant)

/s/ Richard D. Brounstein
Richard D. Brounstein Executive Vice President and Chief Financial Officer